Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
     This unaudited pro forma condensed consolidated statement of operations has been prepared from the consolidated financial statements of Waste Services, Inc. and the financial statements of the South Florida Market (Divisions of Allied Waste Industries, Inc.) (“Allied” or “Allied Waste”). You should read this unaudited pro forma condensed consolidated statement of operations in conjunction with the consolidated financial statements of Waste Services, Inc. and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our annual report for 2006 on Form 10-K filed on March 6, 2007 as well as our interim report on Form 10-Q for the quarter ended March 31, 2007, filed on April 26, 2007.
     In March 2007 we completed transactions to acquire Allied Waste’s South Florida operations and to sell our Arizona operations to Allied Waste. The South Florida operations consist of a collection company, a transfer station and a materials recovery facility, all providing service to Miami-Dade County. The total purchase price of Allied Waste’s South Florida operations was $67.9 million and consisted of $15.4 million in cash and $52.5 million through the sale of our Arizona operations to Allied Waste.
     The unaudited pro forma condensed consolidated statement of operations has been prepared on a basis to reflect the following events as if each event occurred as of January 1, 2006:
•	Acquisition of Allied Waste’s collection, transfer station and recycling operations in Miami, Florida.

•	Interest on the additional draw on our revolving credit facility.

•	Tax effects of the foregoing events
     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that we believe are reasonable, and may be revised as additional information becomes available. The pro forma adjustments are more fully described in the notes to the unaudited pro forma condensed consolidated statement of operations.
     The unaudited pro forma condensed consolidated statement of operations should not be considered indicative of actual results that would have been achieved had the transactions and events described been completed as of the dates or as of the beginning of the period indicated and do not purport to project the financial condition or results of operations and cash flows for any future date or period.

WASTE SERVICES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands of US dollars)
For the Year Ended December 31, 2006

		Allied	Allied
	Actual	Operations	Adjustments		Pro Forma
Revenue	$396,123	$63,942	$—		$460,065

Operating and other expenses:
Cost of operations (exclusive of depreciation, depletion and amortization)	270,454	48,159	(499	)(a)	318,114
Selling, general and administrative expense (exclusive of depreciation, depletion and amortization)	58,941	4,742	—		63,683
Deferred acquisition costs	5,612	—	—		5,612
Depreciation, depletion and amortization	42,813	2,251	5,000	(b)	50,393
			329	(a)
Foreign exchange loss (gain) and other	1,993	—	—		1,993

Income from operations	16,310	8,790	(4,830)		20,270
Interest expense (income)	30,905	(5,247)	5,247	(c)	32,301
			1,396	(d)
Cumulative mandatorily redeemable preferred stock dividends and amortization of issue costs	19,653	—	—		19,653

Income (loss) from continuing operations before income taxes	(34,248)	14,037	(11,473)		(31,684)
Income tax provision	12,820	5,615	(5,615	)(e)	13,368
			548	(f)

Net income (loss) from continuing operations	$(47,068)	$8,422	$(6,406)		$(45,052)

Basic and diluted loss from continuing operations per share:
Loss from continuing operations per share — basic and diluted	$(1.33)				$(1.27)

Weighted average common shares outstanding — basic and diluted	35,354				35,354

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
(in thousands, except per share data)
     The following table reflects the preliminary allocation of purchase price based upon a preliminary estimate of the fair value of assets being acquired and liabilities being assumed by us as follows:

Purchase price:
Cash	$15,392
Sale of assets to Allied Waste	52,497

Total purchase price	67,889

Allocated as follows:
Working capital assumed:
Cash and cash equivalents	1
Accounts receivable	7,501
Prepaid expenses and other current assets	290
Accrued expenses and other current liabilities	(4,156)

Net working capital	3,636
Property and equipment	12,709

Net fair value of assets acquired and liabilities assumed	16,345

Excess purchase price to be allocated	$51,544

Allocated as follows:
Goodwill	$20,532
Other intangible assets	31,012

Total allocated	$51,544

     The allocation of purchase price is considered preliminary until we have acquired all necessary information to finalize the allocation of purchase price. Although the time required to obtain all the necessary information will vary, the “allocation period” for finalizing purchase price allocations generally does not exceed one year from the date of consummation of an acquisition. Adjustments to the allocation of purchase price may decrease those amounts allocated to goodwill and, as such, may increase those amounts allocated to other tangible or intangible assets, which may result in higher depreciation or amortization expense in future periods
     The following notes describe the pro forma adjustments reflected in, and form an integral part of, the unaudited pro forma condensed consolidated statement of operations.
a)	Reflects the removal of rent expense from cost of operations for trucks and containers; leased by Allied Waste’s South Florida operations from other subsidiaries of Allied Waste. These trucks and containers were acquired as part of the acquisition of Allied Waste’s Miami assets. Rent expense being removed was $0.5 million for the year ended December 31, 2006. Depreciation relating to the assets being acquired was $0.3 million for the year ended December 31, 2006.

b)	Reflects the amortization of intangible assets exclusive of goodwill, based on an estimate of intangible values. These intangible assets include customer relationships and non- solicitation covenants and are amortized over the life of the expected benefit to be received by such intangibles, which approximates to between 10 and 20 years and the amortization for the twelve months ended December 31, 2006 is approximately $5.0 million.

c)	Reflects removal of intercompany interest income of $5.2 million for the year ended December 31, 2006.

d)	Reflects interest expense for the year ended December 31, 2006 of $1.4 million related to the draw on our revolving credit facility used to part fund the acquisition of Allied Waste’s Miami assets. The rate used in the pro forma adjustment as of January 1, 2006 was 9.07%. We are exposed to variable interest rates under our revolving credit facility, based on a spread over base rate or Eurodollar loans as defined. A 12.5 basis point increase in base interest rates would increase interest expense by less than $0.1 million for the year ended December 31, 2006.

e)	Reflects the elimination of U.S. income taxes otherwise payable as a result of the previous pro forma adjustments. We have not assumed any additional benefit of the tax losses attributable to the pro forma adjustments because we do not expect to benefit from such losses at this time.

f)	Reflects the provision for deferred taxes for the timing differences related to amortizing goodwill.